Exhibit 99.1

Mesa Air Group Announces Second Quarter Fiscal Year 2019 Results

May 9, 2019

PHOENIX, May 9, 2019 (GLOBE NEWSWIRE) -- Mesa Air Group, Inc. (NASDAQ: MESA) today reported second quarter Fiscal Year 2019 financial and operating results.

Highlights for Second Quarter Fiscal Year 2019 (ending March 31, 2019)

•	Net Income of $13.2 million or $0.38 per diluted share
•	Adjusted Net Income[1] of $16.0 million or $0.46 per diluted share
•	Pre-tax income of $17.3 million compared to $3.0 million for Q2 FY 2018
•	Adjusted Pre-tax income[1] of $21.0 million compared to $3.0 million for Q2 FY 2018
•	Block hours up 14.5% compared to Q2 FY 2018
•	Contract Revenue up by 8.5% compared to Q2 FY 2018
•	Extinguished existing and issued new spare engine debt at lower interest rates

Mesa’s Q2 2019 results reflect net income of $13.2 million, or $0.38 per diluted share, compared to net income of $2.4 million, or $0.10 per diluted share for Q2 2018.  Excluding special items, adjusted net income1 was $16.0 million for Q2 2019, or $0.46 per diluted share, compared to $2.4 million, or $0.10 per diluted share for Q2 2018. Mesa’s Q2 2019 pre-tax income was $17.3 million, compared to $3.0 million for Q2 2018.  Excluding special items, adjusted pre-tax income was $21.0 million for Q2 2019, compared to $3.0 million for Q2 2018. In addition, Mesa’s Adjusted EBITDA1 for Q2 2019 was $53.7 million, compared to $32.0 million in Q2 2018 and Adjusted EBITDAR1 was $67.8 million, compared to $50.3 million in Q2 2018. On January 29, 2019 the company closed on a $91.2 million five-year term loan at LIBOR +3.1%. The proceeds were used to pay down existing debt at LIBOR +7.25% plus yield enhancement of 1.5%.

Mesa operated 112,030 block hours during Q2 2019, an increase of 14.5% from Q2 2018 of 97,853. Operationally, we ran a 99.6% controllable completion factor and a 97.4% total completion factor, which includes weather and other uncontrollable cancellations.

“We continue to execute our plan of increased block hours, which contributed to our nearly six-fold increase in pre-tax earnings year-over-year.” stated Jonathan Ornstein, Chairman and Chief Executive Officer. “We continue to make significant investments primarily in pilot training and our maintenance capabilities.”

Mike Lotz, President and Chief Financial Officer continued, “Our Q2 year to date diluted EPS of $0.92 and adjusted diluted EPS1 of $1.00 is consistent with our plan.  The decrease in diluted EPS for Q2 versus Q1 is primarily driven by the timing of heavy maintenance events. During the Quarter we finalized our purchase agreement with GECAS for ten (10) leased CRJ-700 aircraft currently operating at United and expect to finalize the financing this quarter. Upon completion of the transaction we will have reduced the number of leased aircraft with third parties to 18.”

[1]	See Reconciliation of non-GAAP financial measures

“I am delighted to have joined Mesa and believe the company has positioned itself to be a leading U.S. regional airline, given its cost structure and improving operational performance, as evidenced by our improvement in controllable completion factor from 98.8% in Q2 2018 to 99.6% in Q2 2019,” said Brad Rich, Mesa’s recently appointed Executive Vice President and Chief Operating Officer.  Rich previously served as Senior Vice President of United Express Operations for United Airlines and prior to that was President of SkyWest, Inc. “I look forward to working with our partners at United and American.”

Outlook

The Company is providing the following guidance for the third quarter of FY 2019:

Fleet, Block Hours, Engine Expenses – Actual and Forecast (unaudited)

	FY '18 Q3	FY '18 Q4	FY '19 Q1	FY '19 Q2	FY '19 Q3
	Qtr Ended	Qtr Ended	Qtr Ended	Qtr Ended	Qtr Ended
	Jun '18	Sep '18	Dec '18	Mar '19	Jun '19
Fleet Count	(Actual)	(Actual)	(Actual)	(Actual)	(Forecast)
E-175	58	60	60	60	60
CRJ-900	64	64	64	64	62
CRJ-700	20	20	20	20	20
Total CPA	142	144	144	144	142
Non-CPA
CRJ-900	-	-	-	-	2
CRJ-200	1	1	1	1	1
Total Fleet	143	145	145	145	145

Production
Block Hours	102,939	112,475	115,000	112,030	115,203
Block Hours per day per Aircraft	8.0	8.5	8.7	8.6	8.9

Non Pass-Through Engine Expense	$8.5	$2.4	$2.6	$5.6	$8.7

Reconciliation of non-GAAP financial measures

Although these financial statements are prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”), certain non-GAAP financial measures may provide investors with useful information regarding the underlying business trends and performance of Mesa’s ongoing operations and may be useful for period-over-period comparisons of such operations. The tables below reflect supplemental financial data and reconciliations to GAAP financial statements for the three months ended March 31, 2019 and the three months ended March 31, 2018. Readers should consider these non-GAAP measures in addition to, not a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all items that may affect the Company’s net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies.

Reconciliation of GAAP versus Non-GAAP Disclosures (unaudited)

(In thousands, except for per diluted share)

	Three months ended March 31, 2019
	Income Before Taxes	Income Tax Expense	Net Income	Net Income per Diluted Share
GAAP Income	17,335	(4,086)	13,249	$0.38
FY19 Adjustments (1)	3,616	(852)	2,763
Adjusted Income	20,951	(4,938)	16,012	$0.46

Interest Expense	13,772
Interest Income	(299)
Depreciation and Amortization	19,276
Adjusted EBITDA	53,700

Aircraft Rent	14,110
Adjusted EBITDAR	67,810

	Three months ended March 31, 2018
	Income Before Taxes	Income Tax Expense	Net Income	Net Income per Diluted Share
GAAP Income	2,980	(608)	2,372	$0.10
FY18 Adjustments	-	-	-
Adjusted Income	2,980	(608)	2,372	$0.10

Interest Expense	13,343
Interest Income	(10)
Depreciation and Amortization	15,666
Adjusted EBITDA	31,979

Aircraft Rent	18,319
Adjusted EBITDAR	50,298

Reconciliation of GAAP versus Non-GAAP Disclosures (unaudited)

(In thousands, except for per diluted share)

	Six months ended March 31, 2019

	Income Before Taxes	Income Tax Expense	Net income	Net Income per Diluted Share
GAAP Income	42,365	(10,035)	32,330	$0.92
FY19 Adjustments (1)	3,616	(852)	2,763
Adjusted Income	45,981	(10,887)	35,093	$1.00

Interest Expense	28,614
Interest Income	(455)
Depreciation and Amortization	37,767
Adjusted EBITDA	111,907

Aircraft Rent	28,229
Adjusted EBITDAR	140,136

	Six months ended March 31, 2018

	Income Before Taxes	Income Tax Expense	Net income	Net Income per Diluted Share
GAAP Income	3,815	21,181	24,996	$1.06
FY18 Adjustments (2)	-	(22,438)	(22,438)
Adjusted Income	3,815	(1,257)	2,558	$0.11

Interest Expense	27,474
Interest Income	(19)
Depreciation and Amortization	31,598
Adjusted EBITDA	62,868

Aircraft Rent	36,582
Adjusted EBITDAR	99,450

Adjustments for three months and six months ended March 31, 2019 and 2018:

1)	Includes adjustment for loss on extinguishment of debt of $3.6 million related to repayment of the Company’s Spare Engine Facility.
2)	Includes adjustment for tax benefit resulting from the Tax Cuts and Jobs Act enacted during Q1 2018. The Act reduces the corporate tax rate to 21 percent, effective January 1, 2018.

Mesa Air Group will host a conference call with analysts on Friday, May 10 at 1:00pm EDT/10:00am PDT. The conference call number is 888-469-2054 (Passcode: Phoenix). The conference call can also be accessed live via the web by visiting https://edge.media-server.com/m6/p/ndxbvumn. A recorded version will be available on Mesa’s website approximately two hours after the call for approximately 14 days.

About Mesa Air Group, Inc.

Headquartered in Phoenix, Arizona, Mesa Air Group is the commercial aviation holding company of Mesa Airlines, a regional air carrier providing scheduled passenger service to 121 cities in 39 states, the District of Columbia, Canada, Mexico, Cuba, and the Bahamas. As of April 30, 2019, Mesa operated a fleet of 145 aircraft with approximately 601 daily departures and 3,400 employees. Mesa operates all of its flights as either American Eagle or United Express flights pursuant to the terms of capacity purchase agreements entered into with American Airlines, Inc. and United Airlines, Inc.

Forward-Looking Statements

This news release contains forward looking statements, including, but not limited to, (i) the fleet and block hours forecast of Mesa for the third quarter of fiscal 2019, (ii) the major non pass-through engine overhaul expense forecast for the same fiscal periods, and (iii) the Company’s expectations regarding completing the purchase of ten GECAS leased aircraft. These forward-looking statements are based on Mesa’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond Mesa’s control. Any forward-looking statement in this release speaks only as of the date of this release. Mesa undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

MESA AIR GROUP, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts) (Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
Operating revenues:
Contract revenue	$169,771	$156,515	$340,220	$310,904
Pass-through and other	7,376	11,125	15,083	21,420
Total operating revenues	177,147	167,640	355,303	332,324

Operating expenses:
Flight operations	49,366	54,647	102,611	103,807
Fuel	101	130	222	198
Maintenance	45,380	51,409	85,182	105,756
Aircraft rent	14,110	18,319	28,229	36,582
Aircraft and traffic servicing	1,065	783	1,999	1,744
General and administrative	13,472	10,337	25,686	21,267
Depreciation and amortization	19,276	15,666	37,767	31,598
Total operating expenses	142,770	151,291	281,696	300,952
Operating income	34,377	16,349	73,607	31,372

Other (expenses) income, net:
Interest expense	(13,772)	(13,343)	(28,614)	(27,474)
Interest income	299	10	455	19
Loss on extinguishment of debt	(3,616)	-	(3,616)	-
Other income (expense)	47	(36)	533	(102)
Total other (expense), net	(17,042)	(13,369)	(31,242)	(27,557)

Income before taxes	17,335	2,980	42,365	3,815
Income tax expense (benefit)	4,086	608	10,035	(21,181)
Net income	$13,249	$2,372	$32,330	$24,996

Net income per share attributable to common shareholders
Basic	$0.38	$0.10	$0.93	$1.07
Diluted	$0.38	$0.10	$0.92	$1.06

Weighted-average common shares outstanding
Basic	34,699	23,282	34,607	23,279
Diluted	34,962	23,570	35,041	23,530

MESA AIR GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands) (Unaudited)

	March 31, 2019	September 30, 2018
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$77,743	$103,311
Marketable securities	-	19,921
Restricted cash	3,646	3,823
Receivables - less allowance for doubtful accounts	12,071	14,290
Expendable parts and supplies - less obsolescence allowance	19,229	15,658
Prepaid expenses and other current assets	47,451	40,914
Total current assets	160,140	197,917

PROPERTY AND EQUIPMENT, NET	1,237,615	1,250,829
INTANGIBLES, NET	10,437	11,341
LEASE AND EQUIPMENT DEPOSITS	6,916	2,598
OTHER ASSETS	10,178	9,703
TOTAL	$1,425,286	$1,472,388

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of debt and capital leases	$147,114	$155,170
Accounts payable	40,527	54,307
Accrued compensation	11,675	12,208
Other accrued expenses	27,344	29,696
Total current liabilities	226,660	251,381

NONCURRENT LIABILITIES:
Long-term debt and capital leases - excluding current portion	696,856	760,177
Deferred credits	14,680	15,393
Deferred income taxes	49,836	39,797
Other noncurrent liabilities	27,969	31,173
Total noncurrent liabilities	789,341	846,540
Total liabilities	1,016,001	1,097,921

STOCKHOLDERS' EQUITY:
Preferred stock of no par value, 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock of no par value and additional paid-in capital, 125,000,000 shares authorized; 27,969,475 (2019) and 23,902,903 (2018) shares issued and outstanding, and 6,780,297 (2019) and 10,614,990 (2018) warrants issued and outstanding	237,171	234,683
Retained earnings	172,114	139,784
Total stockholders' equity	409,285	374,467
TOTAL	$1,425,286	$1,472,388

Operating Highlights (unaudited)

	Three months ended			Six months ended
	March 31			March 31
	2019	2018	Change	2019	2018	Change
Available Seat Miles (thousands)	2,654,286	2,313,068	14.8%	5,363,185	4,621,380	16.1%
Block Hours	112,030	97,853	14.5%	227,030	195,559	16.1%
Departures	59,225	51,679	14.6%	120,759	107,043	12.8%
Average Stage Length (miles)	589	588	0.2%	583	567	2.8%
Passengers	3,483,947	3,021,514	15.3%	7,104,062	6,332,521	12.2%

Source: Mesa Air Group, Inc.

Mesa Air Group, Inc.
Investor Relations
Brian Gillman
Investor.Relations@mesa-air.com
(602) 685-4010